Exhibit 10.1

AMENDMENT NO. 2 TO
THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated July 7, 2016 (this “Amendment No. 2”), is by and among Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Haynes International, Inc., a Delaware corporation (“Haynes Parent” and together with any other Person that at any time becomes a Borrower under the Loan Agreement, each individually, a “Borrower” and collectively, “Borrowers”).

W I T N E S S E T H :

WHEREAS, Agent, Lenders, Haynes Parent and Haynes Wire Company, a Delaware corporation (“Haynes Wire”) have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Third Amended and Restated Loan and Security Agreement, dated July 14, 2011, by and among Agent, Lenders and Borrowers, as amended by Amendment No. 1 to Third Amended and Restated Loan and Security Agreement, dated September 17, 2013 (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements;

WHEREAS, effective as of May 2, 2016, Haynes Wire has merged with and into Haynes Parent, with Haynes Parent as the surviving corporation, resulting in Haynes Parent being the only Borrower on the date hereof;

WHEREAS, Haynes Parent desires to amend certain provisions of the Loan Agreement as set forth herein, and Agent and Lenders are willing to agree to such amendments on the terms and subject to the conditions set forth herein;

WHEREAS, by this Amendment No. 2, Agent, Lenders and Haynes Parent desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.

(a)           Additional Definitions.  Section 1 of the Loan Agreement is hereby amended to include, in addition and not in limitation, each of the following definitions in the appropriate alphabetical order:

(i)    “Amendment No. 2” shall mean Amendment No. 2 to Third Amended and Restated Loan and Security Agreement, dated July 7, 2016, by and among Agent, Lenders and Haynes Parent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii)   “Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

(iii)  “Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

(iv)  “EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

(v)   “EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

(vi)  “EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

(vii) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

(viii)  “Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)           Amendments to Definitions.

(i)    Borrowers.  The definition of “Borrowers” set forth in Section 1 of the Loan Agreement is hereby amended by adding the following at the beginning of clause (b) thereof:

“at all times prior to May 2, 2016, but not thereafter,”

(ii)   Bank Products.  The definition of “Bank Products” set forth in Section 1 of the Loan Agreement is hereby amended by deleting each reference to “Borrower” contained therein and replacing it with the following:  “Borrower or its Subsidiaries”.

(iii)  Permitted Acquisitions.  The definition of “Permitted Acquisitions” set forth in Section 1 of the Loan Agreement is hereby amended by deleting clauses (i) and (j) thereof in their entirety and replacing them with the following:

“(i) as of the date of such acquisition and after giving effect to all payments in connection with such acquisition, either (i) Excess Availability shall be not less than an amount equal to twenty (20%) percent of the Maximum Credit or (ii) (A) Excess Availability shall be not less than an amount equal to fifteen (15%) percent of the Maximum Credit and (B) the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries (on a consolidated basis) as of the end of the fiscal month most recently ended prior to such acquisition for which financial statements of Borrowers and their Subsidiaries have been received by Agent shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month,

(j) [Reserved], and”

(c)           Interpretation.  For purposes of this Amendment No. 2, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 2.

2.             Unused Line Fee.  Section 3.2(b) of the Loan Agreement is hereby amended by deleting the reference therein to “two hundred fifty one thousandths (.25%) percent per annum” and replacing it with “one-fifth of one (.20%) percent per annum”.

3.             Changes in Laws and Increased Costs of Loans.

(a)           Section 3.3(a) of the Loan Agreement is hereby amended by adding a reference to “or liquidity” after the reference to “reserve” contained therein.

(b)           Section 3.3 of the Loan Agreement is hereby amended by adding the following new subsection (e) at the end thereof:

“(e) For purposes of this Section 3.3 and any other applicable provision of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision and all requests, rules, guidelines or directives promulgated thereunder or in connection therewith shall be deemed to have gone into effect after the date hereof regardless of the date actually enacted, adopted, promulgated or issued.”

4.             Collection of Accounts.  Section 6.3(a) of the Loan Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:

“For purposes hereof, a “Direct Remittance Event” shall exist at any time that (A) a Default or Event of Default shall exist or have occurred and be continuing or (B) Excess Availability shall have fallen below an amount equal to ten (10%) percent of the Maximum Credit.”

5.             Authorization to Make Loans.  Section 6.6(a) of the Loan Agreement is hereby amended by adding the following at the end thereof:  “All requests for Loans may be delivered through Agent’s electronic platform or portal.  All requests for Loans which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such requested Loans shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such Loan.”

6.             Mitigation Obligation; Replacement of Lenders.  Section 6 of the Loan Agreement is hereby amended by adding the following new Section 6.14 at the end thereof:

“6.14  Mitigation Obligation; Replacement of Lenders.

(a)     If any Lender requests compensation under Section 3.3, or if Borrowers are required to pay any Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.5, then such Lender (an “Affected Lender”) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.3 or 6.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If, after such reasonable efforts, such Affected Lender does not so designate a different on of its lending offices or assign its rights to another one of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender as described in Section 6.14(a) above, then

Borrowers may, at their sole expense and effort, upon notice to such Affected Lender and the Administrative Agent, require such Affected Lender to assign and delegate, without recourse (in accordance with and subject to the provisions of Section 13.7, as applicable), all its interests, rights (other than its existing rights to payments pursuant to Sections 3.3 or 6.5) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Accommodations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.3 or payments required to be made pursuant to Section 6.5, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.”

7.             Collateral Reporting.  Section 7.1(a)(i) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(i) as soon as possible after the end of each calendar quarter (but in any event by the close of business on the fourth (4th) Business Day after the end thereof), on a quarterly basis, provided, that, at any time that there are any Loans outstanding, as soon as possible after the end of each month (but in any event by the close of business on the fourth (4th) Business Day after the end thereof) and at any time that Excess Availability is less than $15,000,000, as soon as possible after the end of each week (but in any event by the close of business on the fourth (4th) Business Day after the end thereof), or more frequently as Agent may request at any time that a Default or Event of Default exists or has occurred and is continuing, a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the vice president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Haynes Parent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding period); “

8.             Consolidation, Merger, Etc.  Section 9.7(a) is hereby amended by deleting the reference to “$150,000” contained in clause (vi)(B) therein and replacing it with “$1,000,000”.

9.             Dividends and Redemptions.  Section 9.11(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Haynes Parent may pay cash dividends in respect of its Capital Stock or purchase its Capital Stock; provided, that, each of the following conditions is satisfied, (i) Agent shall have received from Administrative Borrower (A) not less than two (2) Business Days’ written notice prior to the date of the payment of any dividends (specifying the amount to be paid by Haynes Parent) and (B) not more two (2) Business Days’ written notice after the date of any purchase of Capital Stock (specifying the amount paid by Haynes Parent), (ii) such dividends and purchases shall be paid with funds legally available therefor, (iii) such dividends and purchases shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Haynes Parent is a party or by which its property is bound, (iv) as of the date of such dividend payment (other than with respect to quarterly dividends paid by Haynes Parent in respect of its fiscal quarters ending on each of December 31, March 31, June 30 and September 30 of each year) or purchase and after giving effect thereto, either (A) Excess Availability shall be not less than an amount equal to twenty (20%) percent of the Maximum Credit or (B) (1) Excess Availability shall be not less than an amount equal to fifteen (15%) percent of the Maximum Credit and (2) the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries (on a consolidated basis) as of the end of the fiscal month most recently ended prior to such payment or purchase for which financial statements of Borrowers and their Subsidiaries have been received by Agent shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month, (v) only with respect to the payment of any quarterly dividends paid by Haynes Parent in respect of its fiscal quarters ending on each of December 31, March 31, June 30 and September 30 of each year, if, as of the date of such dividend payment or after giving effect thereto, Excess Availability shall be less than an amount equal to twenty (20%) percent of the Maximum Credit, the aggregate amount of all such dividends paid in cash in any fiscal year shall not exceed $20,000,000, and (vi) as of the date of any such payment or purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.”

10.          Costs and Expenses.  Section 9.21(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(f) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s operations (it being understood that unless an Event of Default shall exist or have occurred and be continuing, if Excess Availability has not fallen below $15,000,000, only one (1) such field examination shall be conducted at the expense of such Borrower in any calendar year and unless an Event of Default shall exist or have occurred and be continuing, if Excess Availability at any time has fallen below $15,000,000, not more than two (2) such field examinations shall be conducted at the expense of such Borrower in any calendar year ), plus, in each case, a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day, not to exceed $30,000 during any calendar year other than with respect to such amounts incurred after a Default or Event of Default); and”

11.          Fixed Charge Coverage Ratio.  Section 9.18 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“9.18 Fixed Charge Coverage Ratio.  At any time that Excess Availability is less than an amount equal to ten (10%) percent of the Maximum Credit, the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which financial statements of Borrowers and their Subsidiaries have been received by Agent shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month.”

12.          Term.  Section 13.1(a) of the Loan Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following:

“This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on July 7, 2021 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.”

13.          Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Section 13 of the Loan Agreement is hereby amended by adding the following new Section 13.13 at the end thereof:

“13.13 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Agreement; or

(iii) the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

14.          Amendment Fee.  In consideration of the amendments set forth herein, Haynes Parent shall on the date hereof, pay to Agent, for the ratable account of Lenders, or Agent, at its option, may charge the loan account of Haynes Parent maintained by Agent, a non-refundable amendment fee in the amount of $240,000, which fee is fully earned and payable as of the date hereof and shall constitute part of the Obligations.

15.          Representations and Warranties.  Haynes Parent represents and warrants with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans and providing Letters of Credit to Haynes Parent:

(a)           no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 2;

(b)           this Amendment No. 2 and each other agreement to be executed and delivered by Haynes Parent in connection herewith (together with this Amendment No. 2, the “Amendment Documents”) has been duly authorized, executed and delivered by all necessary action on the part of Haynes Parent and, if necessary, its equity holders and is in full force and effect as of the date hereof and the agreements and obligations of Haynes Parent contained herein and therein constitute legal, valid and binding obligations of Haynes Parent, enforceable against Haynes Parent in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights;

(c)           the execution, delivery and performance of this Amendment No. 2 and the other Amendment Documents (i) are all within Haynes Parent’s corporate powers and (ii) are not in contravention of law or the terms of Haynes Parent’s certificate of incorporation, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which Haynes Parent is a party or by which Haynes Parent or its property are bound; and

(d)           all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby and after giving effect to any updated information contained in the Information Certificate, dated of even date herewith, delivered by Haynes Parent to Agent on the date hereof, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

16.          Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)           Agent shall have received counterparts of this Amendment No. 2, duly authorized, executed and delivered by Haynes Parent and Lenders;

(b)           Agent shall have received a true and correct copy of each consent, waiver or approval (if any) to or of this Amendment No. 2, which Haynes Parent is required to obtain from any other Person, and such consent, approval or waiver (if any) shall be in form and substance reasonably satisfactory to Agent;

(c)           Agent shall have received evidence, in form and substance satisfactory to Agent, that Haynes Wire has merged with and into Haynes Parent, with Haynes Parent as the surviving corporation;

(d)           Agent shall have received, in form and substance satisfactory to Agent, (i) a mortgage modification, in form and substance satisfactory to Agent, with respect to the existing Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing against the Real Property of Haynes Parent located in Kokomo, Indiana and evidence of the filing thereof with the real property records of Howard County, Indiana, (ii) an endorsement to the loan title policy to reflect such mortgage modification and (iii) an updated title search against the Real Property of Haynes Parent located in Kokomo, Indiana;

(e)           Agent (for the ratable account of Lenders) shall have received in cash (or Agent shall have charged the loan account of Borrowers) the full amount of the fee referred to in Section 14 hereof; and

(f)            No Default or Event of Default shall exist or have occurred and be continuing.

17.          Effect of this Amendment.  Except as expressly set forth herein, no other amendments, changes, consents or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 2 or with respect to the subject matter of this Amendment No. 2.  To the extent of conflict between the terms of this Amendment No. 2 and the other Financing Agreements, the terms of this Amendment No. 2 shall control.  The Loan Agreement and this Amendment No. 2 shall be read and construed as one agreement.

18.          Governing Law.  The validity, interpretation and enforcement of this Amendment No. 2 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

19.          Binding Effect.  This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

20.          Further Assurances.  Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 2.

21.          Entire Agreement.  This Amendment No. 2 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

22.          Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 2.

23.          Counterparts.  This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment No. 2 by telefacsimile or other electronic method of transmission (including by pdf e-mail transmission) shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 2.  Any party delivering an executed counterpart of this Amendment No. 2 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 2, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment No. 2.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO CAPITAL FINANCE, LLC, as Agent and a Lender

By:	/s/ Daniel J. Ross
Title:	Asst. Vice President

JPMORGAN CHASE BANK N.A., as a Lender

By:	/s/ John Petry
Title:	Authorized Officer

HAYNES INTERNATIONAL, INC.

		By:	/s/ Daniel Maudlin
		Title:	Vice President – Finance, CFO

Amendment No. 2 to Third A&R Loan and Security
Agreement